As of Sept. 30, 2018 Fund Description The Invesco DB Base Metals Fund seeks to track changes, whether positive or negative, in the level of the DBIQ Optimum Yield Industrial Metals Index Excess Return™ (DBIQ Opt Yield Industrial Metals Index ER) over time, plus the income from the Fund’s holdings of US Treasury securities, money market funds and T-Bill ETFs, less the Fund’s expenses. The Fund is designed for investors who want a cost-effective and convenient way to invest in commodity futures. The Index is a rules-based index composed of futures contracts on some of the most liquid and widely used base metals    aluminum, zinc and copper (grade A). You cannot invest directly in the Index. The Fund and the Index are rebalanced and reconstituted annually in November. This Fund is not suitable for all investors due to the speculative nature of an investment based upon the Fund’s trading which takes place in very volatile markets. Because an investment in futures contracts is volatile, such frequency in the movement in market prices of the underlying futures contracts could cause large losses. Please see “Risk and Other Information” and the Prospectus for additional risk disclosures. Fund Data Fund Symbol DBB Intraday NAV (IIV) DBBIV Share Price $16.62 NAV Price $16.66 Management Fee 0.75% Estimated Futures Brokerage Expenses 0.07% Total Expense Ratio 0.82% CUSIP 46140H700 Listing Exchange NYSE Arca Index Data DBIQ Opt Yield Industrial Metals Index DBCMYEIM ER Index Provider Deutsche Bank A Smart Beta Portfolio Fund Inception: Jan. 5, 2007 Index history has certain inherent limitations and does not represent actual trading performance or returns of the Fund. Index history does not represent trades that have actually been executed and therefore may under or over compensate for the impact, if any, of certain market factors, such as illiquidity. No representation is being made that the Fund will or is likely to achieve profits or losses similar to the Index history.    DBB Invesco DB Base Metals Fund Growth of $10,000 DBIQ Opt Yield Industrial Metals Index $20k TR $9,401 DBIQ Opt Yield Industrial Metals Index ER $9,102 $10k DB Base Metals Fund $8,624 S&P GSCI Industrial Metals Index $7,770 $0 ‘09 ‘10 ‘11 ‘12 ‘13 ‘14 ‘15 ‘16 ‘17 ‘18 Data beginning 10 years prior to the ending date of Sept. 30, 2018. Fund performance shown at NAV. Fund Performance & Index History (%) Fund YTD 1 year 3 year 5 year 10 year Inception Underlying Index DBIQ Opt Yield Industrial Metals Index ER -14.66 -8.51 9.40 0.36 -0.94 -2.43 Benchmark Indexes DBIQ Opt Yield Industrial Metals Index TR -13.49 -6.97 10.37 0.90 -0.62 -1.69 S&P GSCI Industrial Metals Index -11.81 -3.70 7.74 -1.41 -2.49 -2.90 Fund NAV -14.08 -7.85 9.33 -0.12 -1.47 -2.44 Market Price -14.46 -8.33 9.32 -0.14 -1.47 -2.42 Performance data quoted represents past performance, which is not a guarantee of future results. Investment returns and principal value will fluctuate, and Shares, when redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than performance data quoted. Returns less than one year are cumulative. Call 800-983-0903 for the most recent month-end performance. An investor cannot invest directly in an index. The Fund’s performance from inception up to and including February 23, 2015, reflects performance associated with the predecessor managing owner. Performance on and after February 23, 2015, reflects performance associated with the current managing owner, Invesco Capital Management LLC. Market returns are based on the midpoint of the bid/ask spread at 4 p.m. ET and do not represent the returns an investor would receive if shares were traded at other times. 10-Year Index Statistics Alpha Beta Correlation Sharpe Ratio Volatility (%) DBIQ Opt Yield Industrial Metals Index ER                 -0.06 21.48 DBIQ Opt Yield Industrial Metals Index TR -0.32 1.00 1.00 -0.04 21.49 S&P GSCI Industrial Metals Index 1.50 0.96 0.98 -0.13 21.84 Alpha, beta and correlation are relative to the underlying index.    Because the Fund collateralizes its futures positions primarily with US Treasuries, money market funds and T-Bill ETFs, the results of the DBIQ Optimum Yield Industrial Metals Index Total Return™ (DBIQ Opt Yield Industrial Metals Index TR) (DBCMYTIM) are also displayed. Please see invesco.com for indicative intra-day NAV and last end-of-day NAV. The S&P GSCI Industrial Metals Index is a world production-weighted index of certain industrial metals commodities in the world economy including futures contracts for high grade primary aluminum, copper grade A, standard lead, primary nickel and special high grade zinc. Shares are not FDIC insured, may lose value and have no bank guarantee. Shares are not individually redeemable. Shares may be acquired from the Fund and tendered for redemption to the Fund in Creation and Redemption Units only, typically consisting of 200,000 Shares.

DBB Invesco DB Base Metals Fund As of Sept. 30, 2018 Top Fund Holdings (%) Annual Index History (%) Weight DBIQ Opt Yield Industrial Metals Index DBIQ Opt Yield Industrial S&P GSCI Industrial Metals Futures ER Metals Index TR Index Aluminum 35.70 2008 -45.29 -44.52 -49.02 Copper 33.53 2009 88.53 88.80 82.42 Zinc 30.74 2010 8.72 8.86 16.73 Collateral 2011 -22.19 -22.15 -22.33 United States Treasury Bill 108.99 2012 2.85 2.94 1.37 Invesco Treasury Collateral ETF 8.43 2013 -11.26 -11.21 -12.87 Premier U.S. Government Money Portfolio 3.44 2014 -3.72 -3.70 -7.44 2015 -24.81 -24.78 -24.53 A negative in Cash or Other, as of the date shown, is 2016 26.71 27.11 17.56 normally due to fund activity that has accrued or is 2017 29.71 30.93 29.09 pending settlement. Please see the website for complete 2018 YTD -14.66 -13.49 -11.81 holdings information. Holdings are subject to change. How the Fund Invests and Potential Advantages The Fund invests in liquid futures contracts trading on regulated exchanges and has the following potential advantages: Enhanced commodity index: The Fund follows the Index which utilized an Optimum Yield™ methodology designed to provide a more sophisticated strategy for investing in commodities than that provided by conventional commodity indexes. Cost savings: The Fund does not incur either the cost of storing a physical commodity or the cost of entering into a commodity-linked note with a dealer, a cost that is usually much higher than entering into an exchange-traded futures contract. Interest earned: Owning physical commodities provides an investor with no interest income. The Fund collateralizes its futures contracts primarily with US Treasury securities, money market funds and T-Bill ETFs and earns interest on these securities. Interest income can enhance returns. Transparency and liquidity: The Fund invests in liquid futures contracts at publicly available prices determined by trading on regulated futures exchanges. We believe that this allows the Fund to gain a more direct and cost-effective exposure to commodities than if the Fund either bought commodity-linked notes, which are not publicly priced, or less liquid futures contracts. Risk and Other Information This Fund issues a Schedule K-1. Commodities and futures generally are volatile and are not suitable for all investors. Please review the prospectus for breakeven figures for the Fund. The value of the Shares of the Fund relate directly to the value of the futures contracts and other assets held by the Fund and any fluctuation in the value of its portfolio could adversely affect an investment in the Fund’s Shares. The Fund is speculative and involves a high degree of risk. An investor may lose all or substantially all of an investment in the Fund. The Intraday NAV is a symbol representing estimated value based on the most recent intraday price of underlying assets. Volatility is the annualized standard deviation of index returns. Sharpe Ratio is a risk-adjusted measure calculated using standard deviation and excess return to determine reward per unit of risk. A higher Sharpe Ratio indicates better risk-adjusted performance. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Alpha is a measure of performance on a risk-adjusted basis. Beta is a measure of risk representing how a security is expected to respond to general market movements. Smart Beta represents an alternative and selection index based methodology that seeks to outperform a benchmark or reduce portfolio risk, or both. Smart 800 983 0903 invesco.com beta funds may underperform cap-weighted benchmarks and increase portfolio risk. The Shares of the Fund are not deposits, interests in or obligations of any Deutsche Bank AG, Deutsche Bank AG London Branch, Deutsche Bank Securities Inc., Deutsche Investment Management Americas Inc. or any of their respective subsidiaries or affiliates or any other bank (collectively, the “DB Parties”) and are not guaranteed by the DB Parties. DBIQ Optimum Yield Industrial Metals Index Excess Return™ and DBIQ Optimum Yield Industrial Metals Index Total Return™ (the “Indices”) are products of Deutsche Bank AG and/or its affiliates. Information regarding these Indices is reprinted with permission. Deutsche Bank® DB™, DBIQ® Optimum Yield™, DBIQ Optimum Yield Industrial Metals Index Excess Return™ and DBIQ Optimum Yield Industrial Metals Index Total Return™ are trademarks or service marks of Deutsche Bank AG. The Indices and trademarks have been licensed for use for certain purposes by Invesco Capital Management LLC, an affiliate of Invesco Distributors, Inc. The Fund is not sponsored, endorsed, sold or promoted by DB Parties or their third party licensors and none of such parties makes any representation, express or implied, regarding the advisability of investing in the Fund, nor do such parties have any liability for errors, omissions, or interruptions in the Indices. As the index provider, Deutsche Bank AG is licensing certain trademarks, the underlying Index and trade names which are composed by Deutsche Bank AG without regard to the Index, this product or any P-DBB-PC-1 11/18 investor. This does not constitute a recommendation of any investment strategy or product for a particular investor. Investors should consult a financial professional before making any investment decisions. Invesco Capital Management LLC, managing owner and Invesco Distributors, Inc., ETF distributor, are indirect, wholly owned subsidiaries of Invesco Ltd. The Fund is not a mutual fund or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. Invesco Capital Management LLC and Invesco Distributors, Inc. are not affiliated with Deutsche Investment Management Americas Inc. The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, you may visit the Fund’s web site at invesco.com or the Fund will arrange to send you the prospectus if you request it by calling toll free 800 983 0903. Note: Not all products available through all firms or in all jurisdictions.